Exhibit 99.1
05-14
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
570-829-8662

SOUTHERN UNION APPOINTS JULIE H. EDWARDS SVP & CFO

WILKES-BARRE, Pa.--(BUSINESS WIRE) — July 5, 2005 — The Board of Directors of Southern Union Company (“Southern Union” or the “Company”) (NYSE: SUG) announced the appointment of Julie H. Edwards, 46, to senior vice president and CFO, effective today.

Also effective today, David J. Kvapil is retiring from his position as the Company’s executive vice president and chief financial officer to devote more time to his personal interests.

Thomas F. Karam, president and COO of Southern Union, commented, “We welcome Julie to Southern Union at a very important time in our Company’s history. We have experienced dramatic growth over the last several years. Julie possesses the qualities we need to manage a company of our size and continue to guide our growth. We are especially grateful to Dave Kvapil, who for over 13 years has played a pivotal role in our growth and success. We hope he enjoys his new pursuits.”

Since 2000, Edwards has served as executive vice president - finance and administration and CFO for Frontier Oil Corporation (“Frontier”), Houston. She joined Frontier in 1991 as vice president - secretary and treasurer. In 1994, she was promoted to the position of senior vice president and CFO. From 1988 to 1991, Edwards served as vice president (corporate finance) for Smith Barney, Harris, Upham & Co., Inc., New York and Houston, after joining the company as an associate in 1985.

Edwards earned an MBA in Finance from The Wharton School of the University of Pennsylvania, Philadelphia. She also earned a BS in Geology and Geophysics from Yale University, New Haven.

Edwards resides in Houston.

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.